Exhibit 4.22
Description of Series A1 Redeemable Preferred Stock
The following description of our Series A1 Redeemable Preferred Stock (“Series A1 Redeemable Preferred Stock”) of Preferred Apartment Communities, Inc. (the “Company”) summarizes material terms and provisions that apply to our Series A1 Redeemable Preferred Stock. The summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to our Articles Supplementary for the Series A1 Redeemable Preferred Stock, which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. References in this Exhibit to “we,” “us” and “our” refer to the Company, unless the context otherwise requires.

Our Board of Directors, including our independent directors, has created out of the authorized and unissued shares of our preferred stock, a series of redeemable preferred stock, designated as the Series A1 Redeemable Preferred Stock. Our shares of Series A1 Redeemable Preferred Stock are not listed on an exchange and we do not intend to apply to have any such shares listed on an exchange in the future.
Rank. Our Series A1 Redeemable Preferred Stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

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senior to our common stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A1 Redeemable Preferred Stock ranks senior to such class or series as to dividend rights or rights on our liquidation, winding-up and dissolution;

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on parity with our mShares, Series A Redeemable Preferred Stock, Series M1 Redeemable Preferred Stock and any other class or series of our capital stock, the terms of which expressly provide that such class or series ranks on parity with our Series A1 Redeemable Preferred Stock as to dividend rights and rights on our liquidation, winding up and dissolution;

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junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series A1 Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding up and dissolution; and

•	junior to all our existing and future debt obligations.

Investors in the Series A1Redeemable Preferred Stock should note that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A1 Redeemable Preferred Stock receive a return of their capital.
Stated Value. Each share of Series A1 Redeemable Preferred Stock will have an initial "Stated Value" of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Redeemable Preferred Stock, as set forth in the Series A1 Redeemable Preferred Stock Articles Supplementary.
Dividends. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our Series A1 Redeemable Preferred Stock, if any such class or series is authorized in the future, the holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A1 Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A1 Redeemable Preferred Stock begin accruing on, and are cumulative from, the date of issuance. We expect to pay dividends on the Series A1 Redeemable Preferred Stock monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to authorize and declare dividends on the shares of Series A1 Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day). The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.
Holders of our shares of Series A1 Redeemable Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on our shares of Series A1 Redeemable Preferred Stock. Unless full cumulative dividends on our shares of Series A1 Redeemable Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

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declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or distributions paid in shares of stock ranking junior to the Series A1 Redeemable Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our common stock or any class or series of our stock ranking junior to or on parity with the Series A1 Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

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except by conversion into or exchange for shares of stock ranking junior to the Series A1 Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption, purchase or acquisition of, any common stock or any class or series of our stock ranking junior to or on parity with the Series A1 Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the common stock.
Redemption at the Option of a Holder. During the period beginning on the date of original issuance of the shares of our Series A1 Redeemable Preferred Stock to be redeemed and ending on the date immediately preceding the first anniversary of such original issuance, the holder will have the right to require the Company to redeem such shares of Series A1 Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 13% redemption fee, plus an amount equal to any accumulated, accrued and unpaid dividends through and including the Redemption Date.
During the period beginning one year from the date of original issuance of the shares of our Series A1 Redeemable Preferred Stock to be redeemed and ending on the day immediately preceding the second anniversary of such original issuance, the holder will have the right to require the Company to redeem such shares of Series A1 Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 10% redemption fee, plus an amount equal to any accumulated, accrued and unpaid dividends through and including the Redemption Date.
During the period beginning two years from the date of original issuance of the shares of our Series A1 Redeemable Preferred Stock to be redeemed and ending on the day immediately preceding the third anniversary of such original issuance, the holder will have the right to require the Company to redeem such shares of Series A1 Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 5% redemption fee, plus an amount equal to any accumulated, accrued and unpaid dividends through and including the Redemption Date.
Beginning three years from the date of original issuance of the shares of our Series A1 Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A1 Redeemable Preferred Stock at a redemption price equal to 100% of the Stated Value, plus an amount equal to any accumulated, accrued and unpaid dividends through and including the Redemption Date.
If a holder of Series A1 Redeemable Preferred Stock causes the Company to redeem such shares of Series A1 Redeemable Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, calculated based on the closing price of our common stock for the trading day immediately prior to the Redemption Date, in exchange for the Series A1 Redeemable Preferred Stock through and including the Redemption Date.
Optional Redemption Following Death of a Holder. Subject to restrictions, beginning on the date of original issuance and ending three years thereafter, we will redeem shares of Series A1 Redeemable Preferred Stock held by a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to the Stated Value, plus an amount equal to any accumulated, accrued and unpaid dividends thereon through and including the Redemption Date; provided, however, that our obligation to redeem any of the shares of Series A1 Redeemable Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption. Upon any such redemption request from a holder’s estate, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, calculated based on the closing price of our common stock for the trading day immediately prior to the Redemption Date, in exchange for the Series A1 Redeemable Preferred Stock.
Our obligation to redeem any shares of our Series A1 Redeemable Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption we are restricted by applicable law from making such redemption.

Optional Call by the Company. We will have the right to call any or all shares of our Series A1 Redeemable Preferred Stock beginning on the second anniversary of the date of original issuance of the shares of Series A1 Redeemable Preferred Stock to be called. We will call such shares of Series A1Redeemable Preferred Stock at a call price equal to 100% of the Stated Value per share of Series A1 Redeemable Preferred Stock, plus an amount equal to any accumulated, accrued and unpaid dividends through the Call Date. If fewer than all the outstanding shares of Series A1 Redeemable Preferred Stock that are eligible to be called are to be called, we shall select those shares to be called pro rata or in any such manner as our Board of Directors may determine. We have the right, in our sole discretion, to pay the call price in cash or in equal value of our common stock, calculated based on the closing price of our common stock for the trading day immediately prior to the Call Date, in exchange for the Series A1 Redeemable Preferred Stock.
We may exercise our call right by delivering a written notice thereof to all, but not less than all, of the holders of Series A1 Redeemable Preferred Stock currently eligible to be called. A call notice shall be irrevocable. Each such notice will state the date on which the call by us shall occur, which date will be 30 days following the notice date.
If full cumulative dividends on all outstanding shares of Series A1 Redeemable Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series A1 Redeemable Preferred Stock may be called, unless all outstanding shares of the Series A1 Redeemable Preferred Stock eligible to be called are simultaneously called, and neither us nor any of our affiliates may purchase or otherwise acquire shares of the Series A1 Redeemable Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A1 Redeemable Preferred Stock.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Series A1 Redeemable Preferred Stock, the holders of shares of Series A1 Redeemable Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.
After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our shares of Series A1 Redeemable Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, call, redemption or other acquisition of shares of our stock or otherwise, is permitted under the Maryland General Corporation Law, or the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series A1 Redeemable Preferred Stock will not be added to our total liabilities.
Voting Rights. Our Series A1 Redeemable Preferred Stock has no voting rights.